EXHIBIT 99.1

NET 1 UEPS TECHNOLOGIES, INC.
ANNOUNCES CLOSING OF PUBLIC OFFERING

FOR IMMEDIATE RELEASE:

Johannesburg, South Africa – August 8, 2005 – Net 1 UEPS Technologies, Inc.
(NASDAQ:UEPS) (“Net1” or the “Company”) announced today that it has closed the public offering of 11,797,419 shares of its common stock at $22.00 per share.

Of the 11,797,419 shares sold in the offering, 10,258,625 shares were sold by shareholders of Net1 and an additional 1,538,794 shares were sold by Net1 pursuant to the underwriters’ exercise of an option to purchase additional shares to cover over-allotments.

The offering was made through an underwriting syndicate led by Morgan Stanley and JPMorgan acting as joint book-running managers. Robert W. Baird & Co., Jefferies & Company, Inc. and Thomas Weisel Partners LLC acted as representatives.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission. The offering was made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained from Morgan Stanley by emailing prospectus@morganstanley.com or contacting the prospectus department at Morgan Stanley & Co. Inc., 1585 Broadway, New York, NY 10036, telephone (212) 761-6775 or from JPMorgan by emailing addressing.services@jpmorgan.com or contacting the prospectus department at JPMorgan Prospectus Department, One Chase Manhattan Plaza, New York, NY 10081, telephone (212) 552-5164.

About Net1 (www.net1ueps.com)

     Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

     This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

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Contact:

Net 1 UEPS Technologies, Inc.

William Espley
Net1 Investor Relations
(604) 484-8750 or Toll Free: (866) 412-NET1 (6381)
www.net1ueps.com